INVESTOR CONTACT: Mark Kochvar S&T Bancorp, Inc. Chief Financial Officer 724.465.4826 mark.kochvar@stbank.com
FOR IMMEDIATE RELEASE
S&T Bancorp, Inc. Increases Quarterly Cash Dividend
INDIANA, Pa. - October 18, 2022 - The Board of Directors of S&T Bancorp, Inc. (S&T) (NASDAQ: STBA), the holding company for S&T Bank, approved a $0.31 per share cash dividend on October 17, 2022. This is an increase of $0.01, or 3.3 percent, compared to a cash dividend of $0.30 per shared declared in the prior quarter and a $0.02, or 6.9 percent, increase compared to the same period in the prior year. The annualized yield using the October 17, 2022 closing price of $32.08 is 3.9 percent. The dividend is payable November 17, 2022 to shareholders of record on November 3, 2022.
About S&T Bancorp, Inc. and S&T Bank
S&T Bancorp, Inc. is a $9.1 billion bank holding company that is headquartered in Indiana, Pennsylvania and trades on the NASDAQ Global Select Market under the symbol STBA. Its principal subsidiary, S&T Bank, was established in 1902 and operates in Pennsylvania, Ohio and New York. S&T Bank was recently named by Forbes as a 2022 Best-in-State Bank. S&T Bank also received the highest ranking in customer satisfaction for retail banking in the Pennsylvania region by J.D. Power in 2022. For more information visit stbancorp.com or stbank.com. Follow us on Facebook, Instagram and LinkedIn.